As filed with the Securities and Exchange Commission on December 12, 1996
                                                  Registration No. 333-
==============================================================================

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                           COMPUTER DATA SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

          Maryland                                   52-0882982
(State or other jurisdiction of                  (I.R.S. employer
incorporation or organization)                    identification number)

                                 One Curie Court
                            Rockville, Maryland 20850
                                 (301) 921-7000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Wyatt D. Tinsley
                              Chief Financial Officer
                            Computer Data Systems, Inc.
                                 One Curie Court
                             Rockville, Maryland 20850
                                 (301) 921-7000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                    Copies to:
                            Glenn C. Campbell, Esquire
                 Miles & Stockbridge, a Professional Corporation
                                 10 Light Street
                            Baltimore, Maryland 21202
                                 (410) 727-6464

       Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

       If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment, please check the following box. ( )
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (X)

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )


                         CALCULATION OF REGISTRATION FEE
==============================================================================
                                     Proposed     Proposed
                                     Maximum      Maximum
                                     Offering     Aggregate      Amount of
Title of Securities   Amount to be   Price Per    Offering       Registration
to be Registered      Registered     Share (1)    Price (1)      Fee
-------------------   ------------   ---------    -----------    -------------

Common Stock, $0.10      20,000       $30.75      $615,000.00      $186.35
par value per share

==============================================================================

(1) Based upon the last reported bid and asked prices of the Common Stock as reported on The Nasdaq Stock Market on December 10, 1996, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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Information contained herein is subject to completion or amendment.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
------------------------------------------------------------------------------

            SUBJECT TO COMPLETION, PROSPECTUS DATED DECEMBER 12, 1996

                                     PROSPECTUS

                             COMPUTER DATA SYSTEMS, INC.

                            20,000 Shares of Common Stock

         The shares offered hereby (the "Shares") consist of 20,000 shares of common stock, $0.10 par value per share (the "Common Stock"), of Computer Data Systems, Inc., a Maryland corporation ("CDSI" or the "Company"), which are owned by a stockholder of the Company (the "Selling Stockholder"). The Shares may be offered from time to time by the Selling Stockholder as more fully described in the Section entitled "Plan of Distribution."

        The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. See "Selling Stockholder." All expenses of registration incurred in connection with this offering are being borne by CDSI, but all selling and other expenses incurred by the Selling Stockholder will be borne by such Selling Stockholder. The Company and the Selling Stockholder have each agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         The Selling Stockholder has not advised CDSI of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the Nasdaq National

Market of The Nasdaq Stock Market at the market price then prevailing. Sales may also be made in negotiated transactions or otherwise. The Selling Stockholder and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act, and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

         The Company's Common Stock is quoted on the Nasdaq National Market of The Nasdaq Stock Market under the symbol "CDSI." On December 10, 1996, the last reported sales price of the Common Stock was $30.625 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -----------------------

                  THE DATE OF THIS PROSPECTUS IS DECEMBER 12, 1996.

         No person has been authorized to give any information or to make any representations other than those contained in, or incorporated by reference into this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus shall not constitute an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                               AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act (the "Registration Statement") with respect to the registration of the Shares of CDSI Common Stock owned by the Selling Stockholder. This Prospectus constitutes a part of the Registration Statement and, in accordance with the rules of the Commission, omits certain of the information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information filed by CDSI, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such materials and other information concerning CDSI are also filed electronically with the Commission and are accessible via the Worldwide Web at http://www.sec.gov. In addition, such materials and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

                      INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by CDSI with the Commission are hereby incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; and (3) the description of the Company's Common Stock contained in the Company's Form 10 filed with the Commission on June 2, 1969, including any amendment or report updating such description.

         All documents filed by CDSI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

         This Prospectus incorporates by reference certain documents that are not presented herein or delivered herewith. CDSI hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all documents and information that have been incorporated by reference herein (not including exhibits thereto unless such exhibits are specifically incorporated by reference into the information incorporated herein). Such documents and information are available upon request from Computer Data Systems, Inc., One Curie Court, Rockville, Maryland 20850,
Attention: Secretary; telephone: (301) 921-7000.

                                SELLING STOCKHOLDER

         InTuition, Inc., a Florida corporation (the "Selling Stockholder"), currently owns an aggregate of 20,000 shares of Common Stock of the Company, constituting approximately 0.3% of the outstanding Common Stock of the Company. The Selling Stockholder acquired the Shares in connection with the formation of GuaranTec, LLP, a Florida limited liability partnership, as a joint venture between subsidiaries of the Company and the Selling Stockholder. The Selling Stockholder has not had a material relationship with the Company in the past three years other than through the joint ownership of GuaranTec, LLP.

        The Shares are being registered to permit public secondary trading in the Shares and the Selling Stockholder may offer the Shares for resale from time to time. See "Plan of Distribution." Because the Selling Stockholder may sell all or some portion of the Shares covered by this Prospectus, no estimate may be given as to the number of shares and the percentage of outstanding Common Stock that will be held by the Selling Stockholder after any particular sale.

                               PLAN OF DISTRIBUTION

         The Shares offered hereby may be sold by the Selling Stockholder, or by pledgees, donees, transferees or other successors in interest, from time to time while the Registration Statement to which this Prospectus relates is effective, on one or more exchanges or in over-the-counter market (including the Nasdaq National Market of The Nasdaq Stock Market) or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices. The Selling Stockholder may choose to sell all or a portion of such Shares from time to time in any manner described herein. The methods by which the Shares may be sold by the Selling Stockholder include, without limitation: (i) ordinary brokerage transactions, which may include long or short sales, (ii) transactions which involve cross or block trades or any other transactions permitted by the exchange or over-the-counter market on which the Shares are traded, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iv) "at the market" to or through market makers or into an existing market for the Common Stock, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (vi) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), or (vii) any combinations of any such methods of sale. In addition, the Selling Stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of Shares in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder may also sell Shares short and deliver the Shares registered hereby at any time to close out such short positions, provided such short sales were effected pursuant to this Prospectus. The Selling Stockholder may also enter into option or other transactions with broker-dealers which require the delivery to such broker-dealers of the Shares offered hereby, which Shares such broker-dealers may resell pursuant to this Prospectus.

         In effecting sales, brokers and dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholder to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker or dealer is unable to do so acting as agent for the Selling Stockholder, may purchase as principal any unsold Shares at the price required to fulfill such broker or dealer commitment to the Selling Stockholder. Brokers or dealers who acquire Shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other brokers or dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices, and in connection with the methods as described above. The Shares held by the Selling Stockholder may also be sold hereunder by brokers, dealers, banks or other persons or entities who receive such Shares as a pledgee or the Selling Stockholder. The Selling Stockholder and brokers and dealers through whom sales of Shares may be effected may be deemed to be "underwriters," as defined under the Securities Act, and any profits realized by them in connection with the sale of the Shares may be considered to be underwriting compensation.

         The Asset Sale and Stock Purchase Agreement between the Company and the Selling Stockholder, dated as of November 1, 1996, provides that the Company and the Selling Stockholder will indemnify each other against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the other may be required to make in respect thereof.

         CDSI shall pay all fees and expenses related to the registration of the Shares. CDSI will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.

         CDSI has agreed to indemnify the Selling Stockholder in against certain liabilities, including certain liabilities arising under the Securities Act. The Selling Stockholder has agreed to indemnify the Company and its directors, and its officers who sign the Registration Statement against certain liabilities, including certain liabilities arising under the Securities Act.

                                   LEGAL MATTERS

         An opinion has been rendered by the law firm of Miles & Stockbridge, a Professional Corporation, Baltimore, Maryland, to the effect that the shares of Common Stock offered by the Selling Stockholder hereby are legally issued, fully paid and non-assessable.

                                      EXPERTS

         The consolidated financial statements of Computer Data Systems, Inc. appearing in the Company's Annual Report (Form 10-K) for the year ended June 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.


                                      PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby.

SEC Registration Fee...............................            $   186.35
NASDAQ Listing Fee.................................              2,000.00
Legal Fees and Expenses............................              1,000.00*
Accounting Fees and Expenses.......................              2,600.00*
Miscellaneous......................................                500.00*
                                                     ----------------------
         Total.....................................            $ 6,286.35
                                                     ======================
* Estimated

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 2-418 of the Maryland General Corporation Law permits each Maryland business corporation to indemnify its directors, officers, employees and agents made party to a proceeding by reason of service in those capacities against expenses and liability, except that no indemnification may be provided for any such person with respect to any matter as to which the person has been adjudicated in any proceeding to have been engaged in acts or omissions involving deliberate dishonesty, bad faith or the receipt of an improper personal benefit or, with respect to any criminal proceeding, if he or she had reasonable cause to believe his or her conduct was unlawful.

      Article IX, of CDSI's Restated Articles of Incorporation provides that the Company, to the full extent permitted by Maryland statutory or decisional law, no director or officer of the Company shall be liable to CDSI or its stockholders for monetary damages. Article VII of CDSI's By-Laws, as amended, provides that the Company shall indemnify its directors and officers to the fullest extent permitted by law and further authorizes the Board of Directors to indemnify other employees and agents of the Company as the Board in its sole discretion determines appropriate to the extent permitted by law.

ITEM 16.   EXHIBITS.

      NUMBER         DOCUMENT
      ------         --------
        5            Opinion of Miles & Stockbridge as to the validity
                     of the issuance of the shares of CDSI Common Stock to be registered.

       23.1          Consent of Ernst & Young LLP

       23.2          Consent of Miles & Stockbridge (included in
                     Exhibit 5)

       24 Power of attorney of certain signatories (included on the Signature Page).


ITEM 17.   UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockville, Maryland, on the date indicated.

                             COMPUTER DATA SYSTEMS, INC.

Date: December 11, 1996      By: /s/ Peter A. Bracken
                                ____________________________
                                Peter A. Bracken
                                Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes Peter A. Fish and Robin M. McCune and each of them, as Attorney-in-fact, to sign on his behalf individually and in each capacity stated below, and to file, any amendments, including post-effective amendments, to this registration statement.

   Signature                   Title                        Date
   ---------                   -----                        ----

/s/ Peter A. Bracken
_______________________     President and Chief Executive   December 11, 1996
Peter A. Bracken            Officer; Director
                            (Principal Executive Officer)

/s/ Wyatt D. Tinsley
________________________    Chief Financial Officer;        December 11, 1996
Wyatt D. Tinsley            Director
                            (Principal Financial and
                            Accounting Officer)

/s/ Clifford M. Kendall
________________________    Chairman of the Board of        December 11, 1996
Clifford M. Kendall         Directors; Director


/s/ Raymond B. Hoxeng
________________________    Director                        December 12, 1996
Raymond B. Hoxeng


________________________    Director                        December __, 1996
Hilliard W. Paige


/s/ Elmer B. Staats
________________________    Director                        December 12, 1996
Elmer B. Staats

    Signature                  Title                        Date
    ---------                  -----                        ----


/s/ Paul R. Ignatius
________________________    Director                        December 12, 1996
Paul R. Ignatius


/s/ James A. Parker
________________________    Director                        December 11, 1996
James A. Parker

                                  EXHIBIT INDEX


   NUMBER             DOCUMENT
   ------             --------
     5               Opinion of Miles & Stockbridge.

    23.1             Consent of Ernst & Young LLP

    23.2             Consent of Miles & Stockbridge (included in
                     Exhibit 5)

     24 Power of attorney of certain signatories (included on the Signature Page).